Exhibit 99.1

Investor Contact: Andrey Galiuk Vice President – Corporate Development and Investor Relations (630) 743-5131 agaliuk@dovercorp.com	Media Contact: Adrian Sakowicz Vice President – Communications (630) 743-5039 asakowicz@dovercorp.com

DOVER ANNOUNCES TWO EXECUTIVE APPOINTMENTS

DOWNERS GROVE, Ill., July 10, 2019 – Dover (NYSE: DOV) announced today the appointment of two executives to its senior leadership team. David Malinas has been named Senior Vice President of Operations, effective July 29, 2019, and will report to Dover’s President and Chief Executive Officer, Richard J. Tobin. Mr. Malinas will focus on further developing Dover’s commitment to operational excellence and provide direction to all of Dover’s operating companies in the areas of manufacturing and engineering operations, sourcing, safety and quality. Mr. Malinas most recently served as Senior Vice President and President, Industrial Process for ITT. Previously, Mr. Malinas held executive-level positions at Thermo Fisher Scientific and Danaher Corporation. Mr. Malinas earned his Bachelor of Science degree in chemical engineering and Master of Science degree from Case Western Reserve University. He also holds a Master of Business Administration degree from Harvard Business School.

Also, Dover named Ryan Paulson as Vice President, Controller, effective July 9, 2019. Mr. Paulson will also serve as the Company’s Principal Accounting Officer, a role he has filled on an interim basis since May 2019. He joined Dover in August 2017 as Assistant Controller, Global Consolidations & Operations Accounting. Prior to Dover, Mr. Paulson was a partner at PricewaterhouseCoopers LLP. Mr. Paulson is a licensed CPA and holds a Bachelor of Business Administration in accounting & finance from the University of Wisconsin.

About Dover:

Dover is a diversified global manufacturer with annual revenues of approximately $7 billion. We deliver innovative equipment and components, specialty systems, consumable supplies, software and digital solutions, and support services through three operating segments: Engineered Systems, Fluids, and Refrigeration & Food Equipment. Dover combines global scale with operational agility to lead the markets we serve. Recognized for our entrepreneurial approach for over 60 years, our team of approximately 24,000 employees takes an ownership mindset, collaborating with customers to redefine what’s possible. Headquartered in Downers Grove, Illinois, Dover trades on the New York Stock Exchange under “DOV.” Additional information is available at dovercorporation.com.